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CFSB BANCORP, INC.
                                      CONTACT:  Robert H. Becker
                                                President & CEO
                                                517-374-3588
                                           OR:  John W. Abbott
                                                Executive Vice
                                                President & COO
                                                517-483-4871

FOR IMMEDIATE RELEASE -- MAY 20, 1997
-------------------------------------

                   CFSB BANCORP, INC. DECLARES
                      10% STOCK DIVIDEND

Lansing, Michigan -- CFSB Bancorp, Inc., (NASDAQ-NMS: CFSB) holding company for Community First Bank, announced today the Corporation's Board of Directors declared a 10 percent stock dividend payable June 16, 1997, to stockholders of record on May 30, 1997. Stockholders will receive one share of common stock for each 10 shares they hold on the record date. Stockholders entitled to receive fractional shares will receive cash based on the stock's market price on May 30, 1997. Management anticipates the Corporation's next regular quarterly cash dividend will be paid on July 11, 1997, and expects the current dividend rate of $0.15 per share will remain in effect for both the current and new shares.

As previously announced, the Corporation's Board of Directors, at its April 15, 1997, meeting, approved a stock repurchase program whereby by the Corporation may acquire up to 235,000 shares of the Corporation's common stock, which represents approximately 5 percent of the outstanding common shares. The repurchase program was designed to offset the future dilution incurred in connection with the administration of the Corporation's stock option plans and the issuance of stock dividends. To date, 47,900 shares have been repurchased in open market transactions and the Corporation intends to reissue these shares and 161,600 shares repurchased in a prior program in conjunction with the 10 percent stock dividend.

CFSB Bancorp, Inc. is the holding company for Community First Bank which specializes in residential mortgage lending and retail banking services. With headquarters in Lansing, Michigan, the Bank serves mid-Michigan from 17 office locations and six additional off-site 24-Hour ATM Banking Centers. Total assets of CFSB Bancorp at March 31, 1997, were $834.3 million and stockholders' equity, all tangible, was $63.6 million.
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